Exhibit 99.1
Ferguson Appoints James S. Metcalf as a Non-Executive Director

Wokingham, England—January 31, 2023—Ferguson plc (NYSE: FERG; LSE: FERG) announces today the appointment of James S. Metcalf to the Board as a Non-Executive Director effective February 1, 2023. Mr. Metcalf will join the Board’s Compensation Committee and Nominations & Governance Committee.

Mr. Metcalf, a U.S. citizen, previously served as Chairman and Chief Executive Officer of Cornerstone Building Brands from 2018 until his retirement as CEO in September 2021 and as Chairman in March 2022. Prior to joining Cornerstone Building Brands, he held various roles at USG Corporation. At the time of his retirement from USG in November 2016, Mr. Metcalf served as its Chairman since December 2011, and served as its Chief Executive Officer and President since January 2011. He also served as a board member of Tenneco Inc. from 2014 to 2022.

“The Board is pleased to welcome James as its newest member,” said Geoff Drabble, Ferguson Chairman. “He brings considerable executive leadership, U.S. public company board and industry experience to Ferguson. James’s specific background in balance sheet management, strategic planning, operational excellence and building organic growth will help Ferguson realize our vision to become the ultimate project success company.”

About Ferguson
Ferguson plc (NYSE: FERG; LSE: FERG) is a leading value-added distributor in North America providing expertise, solutions and products from infrastructure, plumbing and appliances to HVAC, fire, fabrication and more. We exist to make our customers’ complex projects simple, successful and sustainable. Ferguson is headquartered in the U.K., with its operations and associates solely focused on North America and managed from Newport News, Virginia. For more information, please visit www.corporate.ferguson.com  or follow us on LinkedIn www.linkedin.com/company/ferguson-enterprises.

For further information please contact:

Investor Inquiries	Media Inquiries
Brian Lantz Vice President, IR and Communications Ferguson +1 224 285 2410 Brian.lantz@ferguson.com	John Pappas Director, Financial Communications Ferguson +1 484 790 2727 John.pappas@ferguson.com
Pete Kennedy Director, Investor Relations Ferguson +1 757 603 0111 Peter.kennedy@ferguson.com